STEWART INFORMATION SERVICES CORPORATION
CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER, PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING OFFICER
I.Introduction
The Company’s success depends upon our reputation for honest and ethical conduct. Ethical handling of conflicts of interest between personal and professional relationships is vital to maintaining our reputation. Our financial strength and reputation for integrity requires complete and accurate financial and accounting records.
I.Definitions
“Board” means the Company’s Board of Directors.
“Code” means this Code of Ethics for Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer.
“Commission” means the United States Securities and Exchange Commission. “Company” means Stewart Information Services Corporation and its subsidiaries.
“Covered Person” means each of the Company’s Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer or persons performing similar functions.
I.Application of this Code
This Code of Ethics applies to our Covered Persons. Such persons are also subject to other Company policies, including the Stewart Code of Business Conduct and Ethics.
I.Ethical Conduct
A.Each Covered Person will act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between his or her personal and professional relationship. A “conflict of interest” occurs when a private interest of a Covered Person interferes, or would appear to others to interfere, with the interests of the Company. A conflict situation can arise when a Covered person takes an action or has an interest that may make it more difficult to perform his or her Company work objectively and effectively. Service to the Company should never be subordinated to personal gain and advantage.
B.In performance of his or her duties to the Company, each Covered Person will:
1. promptly bring to the attention of the Audit Committee of the Board (the “Audit Committee”) any information he or she may have concerning:
(i) significant deficiencies in, weaknesses in the design or operation of, or violations of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
1.provide full, fair, timely, understandable and accurate disclosure to those involved in the preparation of reports and documents filed with or submitted to the Commission or in other public communications of the Company, and properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others);
2.act in good faith, responsibly, with due care, competence, integrity and diligence, without misrepresenting or omitting material facts, whether within or outside the Company (including to the Company’s independent auditors, governmental regulators and self-regulatory organizations), or allowing his or her independent judgment to be subordinated;
3.use his or her best efforts to comply, and ensure that the Company complies, with applicable Company policies, applicable laws, and governmental rules and regulations;
4.avoid conflicts of interest wherever possible;
5.discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Chief Legal Officer;
6.sign only those documents that he or she believes to be accurate and truthful in all essential respects;
7.share relevant information with those in the Company who need such information and use his or her best efforts to maintain reasonable levels of job skills that are important and relevant to the Company’s needs; and
8.promote ethical behavior within the Company through appropriate communications and by setting a proper example.
V. Disclosure
Each Covered Person is required to be familiar with and comply with the Company’s internal controls over financial reporting applicable to him or her so that the Company’s public reports and documents filed with the Commission comply in all material respects with the applicable federal securities laws and Commission rules. Each Covered Person is also required to be familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.
VI. Reporting of Violations
A.Any person with knowledge or belief that a Covered Person has been involved in a possible violation of this Code (whether with or without a waiver) should promptly notify the Chief Legal Officer and the Audit Committee. Any Covered Person who becomes aware of any existing or potential violation of this Code is required to promptly notify the

Chief Legal Officer and the Audit Committee. The failure of a Covered Person to report an existing or potential violation of this Code is itself a violation of this Code.
B.There may be cases in which a person might want to report concerns about this Code anonymously or confidentially. To the extent practicable, the Chief Legal Officer, the Audit Committee and the Board will keep reports confidential. If the reporting person is not identified, however, the Audit Committee and/or the Board might not be able to respond appropriately to the reported concern. Further, it may not be possible for the Audit Committee to proceed with the investigation without obtaining additional information from the reporting person or others.
C.A person reporting in good faith a suspected violation of this Code or asking questions about this Code or the Stewart Code of Business Conduct and Ethics will not be subject to retaliation for doing so. “Good faith” does not mean that a reported concern must be correct, but it does require that the reporting person be truthful when reporting a concern or asking a question. Retaliation, retribution or harassment against any employee who in good faith asks any questions or raises any concern regarding this Code is prohibited. Retaliatory or related conduct against a person who reported in good faith a suspected violation of this Code is grounds for discipline, up to and including termination.
D.The making of a report does not mean a violation has occurred. The Company will investigate each complaint, and the subject person will be presumed not to have violated this Code or the Stewart Code of Business Conduct and Ethics unless the investigation reveals that a violation has occurred.
E. Nothing in this Code is intended or shall operate to abrogate or limit the rights of Covered Persons under our Certificate of Incorporation, Bylaws or governing law, including, without limitation, the rights of indemnity and exoneration provided therein.
VII. Investigation and Disciplinary Process
The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code:
A.Violations and potential violations will be reported by the Chief Legal Officer to the Audit Committee after appropriate investigation.

A.The Audit Committee will take all appropriate action to investigate any violations reported to it.

A.If the Audit Committee determines that a violation of this Code has occurred, it will inform the Board of such violation.

A.Upon being notified that a violation of this Code has occurred, the Board will take such disciplinary or preventative action as it deems appropriate.
Violations of this Code will be taken seriously and can result in disciplinary and preventative action up to, and including, termination of, or legal proceedings against, the offending Covered Person or notification of the Commission or other appropriate law enforcement agencies of the violation. The Board is responsible for applying this Code to specific situations in which questions are presented to the Audit Committee or the Chief Legal Officer and has the authority to interpret this Code in any particular situation. The Board will determine the appropriate punishment for violations of this Code, considering its fiduciary duties to the Company’s stockholders, and taking into account all of the facts and circumstances surrounding the violation. In particular, the Board will consider (a) whether the violation was intentional or inadvertent, (b) the extent of the likely damage to the Company and its stockholders resulting from the violation and (c) whether the Covered Person has committed previous violations of this Code, the Stewart Code of Business Conduct and Ethics or another Company policy concerning ethical behavior.
VIII. Compliance with Law
Covered Persons shall comply with all applicable laws, governmental rules and regulations, including insider trading laws, whether or not they are addressed in this Code, in the Stewart Code of Business Conduct and Ethics, the Company’s Securities Trading and Investment Policy or in the Company’s Regulation FD Policy. It is the personal responsibility of each Covered Person to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.
IX. Amendments; Waivers
Any changes to this Code will, to the extent required, be promptly disclosed as provided by Commission rules. Any waivers of this Code may be granted only by the Board and shall be promptly reported as required by law, rule or regulation. No Covered Person serving as a director of the Company may participate in deliberations relating to, or vote on, deciding whether or not to grant a waiver to such Covered Person.
X. No Rights Created
This Code is a statement of certain fundamental principles, policies and procedures that govern Covered Person in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, client, supplier, competitor, stockholder or any other person or entity.

As Adopted by the Board of Directors and including all amendments through November 4, 2020.
 /s/ David C. Hisey
Secretary